Exhibit 99.1

   CROSSTEX ENERGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

    DALLAS, March 10 /PRNewswire-FirstCall/ -- Crosstex Energy, Inc. (Nasdaq:
XTXI) (the Corporation) today reported net income of $2.4 million for the fourth quarter of 2004, compared to net income of $1.0 million for the comparable period in 2003. The Corporation's annual income before income taxes, gain on issuance of units of Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) and interest of non-controlling partners in the Partnership's net income was $22.1 million in 2004 and $10.4 million in 2003. Net income for the year declined from $13.4 million in 2003 to $8.7 million in 2004 due to the inclusion of an $18.4 million gain on the sale of Partnership units pursuant to a secondary offering in the 2003 results, partially offset by improved operating results in the current year.

    The Corporation's share of Partnership distributions, including distributions on its ten million limited partner units, its two percent general partner interest, and the incentive distribution rights, was $6.5 million in the fourth quarter of 2004, compared to $4.4 million in the fourth quarter of 2003, an increase of 48 percent. The recently announced increase in the Partnership's distribution increased the Corporation's share of the distribution by $0.5 million, from $6.0 million in the third quarter of 2004 to $6.5 million for the fourth quarter.

    About the Crosstex Energy Companies
    Crosstex Energy, Inc. owns the general partner, a 54 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 80 natural gas amine treating plants. Crosstex currently provides services for over 1.9 BCF/day of natural gas.

    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

                                (table to follow)

                              CROSSTEX ENERGY, INC.
                      Selected Financial and Operating Data
               (All amounts in thousands except per share numbers)

                                           Three Months Ended           Twelve Months Ended
                                               December 31,                  December 31,
                                          2004           2003           2004           2003
                                      ------------   ------------   ------------   ------------
Revenues
     Midstream                        $    620,840   $    244,130   $  1,948,021   $    989,697
     Treating                                8,163          6,513         30,755         23,966
                                           629,003        250,643      1,978,776      1,013,663
Cost of Gas
     Midstream                             594,580        230,898      1,861,204        946,412
     Treating                                1,182          1,257          5,274          7,568
                                           595,762        232,155      1,866,478        953,980

Gross Margin                                33,241         18,488        112,298         59,683

Operating Expenses                          11,627          4,697         38,197         17,758
General and Administrative                   7,058          4,201         21,175         11,593
Impairments                                     --             --            981             --
Stock Based Compensation                       260            696          1,029          5,345
(Gain) Loss on Sale
 of Property                                    --             --            (12)            --
(Profit) Loss on Energy
 Trading Activities                           (715)          (414)        (2,507)        (1,905)
Depreciation and Amortization                6,535          4,241         23,034         13,542

       Total                                24,765         13,421         81,897         46,333

Operating Income                             8,476          5,067         30,401         13,350

Interest Expense                            (2,949)        (1,124)        (9,115)        (3,103)
Other Income                                   548            129            802            179
       Total Other
        Income (Expense)                    (2,401)          (995)        (8,313)        (2,924)

Income Before Income Taxes
 and Interest of Non-
 controlling Partners in the
 Partnership's Net Income                    6,075          4,072         22,088         10,426
Gain on Issuance of Units
 of the Partnership                             --            280             --         18,360
Interest of Non-controlling
 Partners in the
 Partnership's Net Income                   (2,023)        (2,077)        (8,239)        (5,181)
Income Tax Provision                        (1,645)        (1,324)        (5,149)       (10,157)
Net Income                            $      2,407   $        951   $      8,700   $     13,448

Preferred Stock Dividends             $         --   $        885   $        132   $      3,584

Net Income Available
 to Common                            $      2,407   $         66   $      8,568   $      9,864

Diluted Earnings per
 Common Share                         $       0.19   $       0.02   $       0.67   $       1.10

Weighted Average Shares
 Outstanding:
   Diluted                                  12,932          3,486(A)      12,899         12,271

     (A) Basic shares outstanding only. Excludes the effect of conversion of Preferred shares that are anti-dilutive.

     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

SOURCE  Crosstex Energy, Inc.
    -0-                             03/10/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, Inc., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /